EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

October 11, 2005

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Strong Third Quarter Results

Fort Lauderdale, FL (October 11, 2005). OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $400,583 or $.15 per share for the third quarter ended September 30, 2005, compared to net income of $375,840 or $.14 per share reported for the same quarter last year. Net income for the nine month period ended September 30, 2005 was $1.2 million or $.44 per share compared to $1.2 million or $.45 per share for same period last year. Chairman of the Board, Albert Finch said, “Management is extremely pleased with our results in light of rising interest rates and narrowing interest rate spreads throughout the banking industry.”

The Company’s assets increased to a total of $201.7 million at September 30, 2005, compared to assets of $157.5 million at September 30, 2004, a 28.1% increase. The Company’s net loan portfolio increased from $122.8 million at September 30, 2004 to $159.4 million at September 30, 2005, a 29.8% increase. President, Richard L. Browdy noted, “We are pleased with the continued growth and credit quality of our loan portfolio. The Bank’s traditional portfolio lending products are yielding excellent results.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281